Exhibit 21.1 – Subsidiaries of the Company

Mercury Casualty Company

Mercury Insurance Company

Mercury Insurance Company of Illinois

Mercury Indemnity Company of Illinois

Mercury Insurance Company of Georgia

Mercury Indemnity Company of Georgia

Mercury Insurance Company of Florida

Mercury Indemnity Company of Florida

California Automobile Insurance Company

California General Underwriters Insurance Company, Inc.

Concord Insurance Services, Inc.

Mercury Insurance Services, LLC

Mercury County Mutual Insurance Company*

American Mercury Insurance Company

American Mercury Lloyds Insurance Company*

AFI Management Company, Inc.

American Mercury MGA, Inc.

*Controlled by Mercury General Corporation